Exhibit 99.1

COPART, INC.

FOR IMMEDIATE RELEASE

COPART ANNOUNCES COMPLETION OF UNIVERSAL SALVAGE PLC
ACQUISITION

FOR IMMEDIATE RELEASE

Fairfield, California — June 14, 2007:  Copart, Inc. (Nasdaq:  CPRT) today announced that the acquisition of Universal Salvage plc, a leading service provider to the motor and automotive industries in the United Kingdom, was completed as of June 14, 2007.  The acquisition was implemented pursuant to a scheme of arrangement under the corporate laws of England and Wales.  On June 12, 2007, an English court sanctioned the scheme, and on June 14, 2007, the court confirmed a reduction in the share capital of Universal.  Universal will be delisted from the London Stock Exchange at 8:00 a.m. (GMT) on June 15, 2007 and is now a wholly-owned indirect subsidiary of Copart through Copart (UK) Ltd.

In connection with the acquisition, shareholders of Universal received £2.00 for each issued share of Universal (approximately $3.94 per share based on currency exchange rates on June 14, 2007).  The aggregate acquisition consideration paid by Copart, including amounts paid in connection with the exercise of outstanding options and a warrant, totalled approximately £60.6 million (approximately $119.4 million). Copart also assumed outstanding indebtedness of Universal totaling approximately £2.2 million ($4.3 million).

About Copart

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  Copart operates 124 facilities in the United States and Canada and, with the acquisition of Universal, 6 facilities in the United Kingdom.  It also provides services in other locations through its national network of independent salvage vehicle processors.

Contact:        Will Franklin, Chief Financial Officer
             (707) 639-5271

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~